Exhibit 99.1
News
For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports First Quarter Sales Up 6.4%;
EPS of $0.20 After $0.51 Incremental Tax Cost and $0.03 Bennett Financing Cost

ST. LOUIS, MISSOURI, May 25, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) reported a 6.4 percent increase in consolidated net sales to $523,283,000 for the first quarter of fiscal 2005, ended April 30, versus $491,832,000 in the year-ago period.

Net earnings were $3,779,000 for the quarter, or $0.20 per diluted share, versus net earnings of $8,526,000, or $0.45 per diluted share, in the first quarter of 2004. First quarter 2005 net earnings reflect the following charges: (i) a $9,564,000 tax provision, or $0.51 per share, related to the repatriation of $60,463,000 of foreign earnings under the American Jobs Creation Act of 2004; and (ii) an after-tax cost of $635,000, or $0.03 per diluted share, for a bridge loan fee incurred with financing the acquisition of Bennett Footwear (completed April 22, 2005). In the year-ago quarter, results reflected costs of $2,079,000 after-tax, or $0.11 per diluted share, for the assimilation and transition of the Bass footwear license, which Brown Shoe acquired February 2, 2004.

Excluding these items in both years, adjusted earnings per share for the first quarter 2005 were $0.74 per share versus $0.56 per share in the first quarter of 2004. This compares to the Company’s prior guidance of $0.60 to $0.70 per share, which had reflected $0.05 per share in first quarter costs to expense stock options under SFAS No. 123(R). As a result of the Securities and Exchange Commission’s April 15, 2005 announcement delaying the required implementation date for SFAS No. 123(R), the Company has decided to delay adoption of the new rule until fiscal 2006.

“Our first quarter results were driven by solid performances at both Famous Footwear and our Wholesale division,” said Brown Shoe Chairman and CEO Ron Fromm. “Famous Footwear’s 1.5 percent increase in same-store sales contributed to our 34 percent increase in operating profits for the chain. Operating earnings in our Wholesale segment increased 37 percent, as we began to benefit from the merchandising and marketing initiatives we’d implemented late last year, and did not have transition costs to assimilate Bass from the year-ago quarter.

Brown Shoe Reports First Quarter 2005 Earnings

“In addition, during the quarter we completed our acquisition of Bennett Footwear, adding licensed and owned brands - like Franco Sarto, Via Spiga, Etienne Aigner and Nickels Soft - that sell primarily in the bridge and better zones,” Fromm continued. “The acquisition of Bennett not only strengthens our brand holdings, but is expected to be accretive in fiscal 2005 by approximately $0.15-$0.20 per share, and add $0.30 per share to earnings in 2006.”

Because the acquisition closed just before quarter end, the results from nine days of Bennett’s operations are included in the consolidated statement of earnings, although they were not material overall. Bennett was acquired for $205 million in cash, which was financed through the issuance of $150 million of 8.75% 7-year bonds, and the foreign earnings repatriated.

Retail Divisions

Sales at Famous Footwear, the company's 927-store family footwear chain, were up 6.1 percent to $288,735,000 for the quarter, from $272,124,000 for the same 13-week period last year. Same-store sales for the quarter increased 1.5 percent. Operating earnings increased 34.1 percent to $16,514,000 versus $12,318,000 for the year-ago period.

Famous Footwear’s first quarter started strong, but weakened in March and April due in part to the Easter shift and unseasonably cool weather in the Midwest. Traffic was up for the quarter, and athletics remained the key category driver. Sandal sales, however, have been slower than anticipated. Improved earnings were achieved primarily as a result of good expense leverage from the higher sales and slightly higher gross margin rates. The chain opened 20 stores in the quarter and closed 12 stores, resulting in 927 stores open at quarter end.

The Specialty Retail segment, which, for all periods, now includes our Naturalizer stores, our Shoes.com e-commerce business and our eight newly acquired Via Spiga stores, reported sales of $53,260,000 in the first quarter, an increase of 10.6% over last year’s $48,163,000. The segment’s operating loss increased to $3,509,000 from last year’s loss of $2,469,000, primarily due to lower gross margin rates as a result of aggressive markdowns of Fall product in our Naturalizer stores.

Naturalizer Retail, the company's 366-store chain selling the Naturalizer brand of women's shoes in both the U.S. and Canada, posted sales of $46,410,000, compared to $45,331,000 for the same period last year. The 198 U.S.-based stores had a same-store sales increase of 1.0 percent for the quarter while the Canadian stores had a same-store sales decrease of 1.4 percent for the quarter. Naturalizer opened one store during the quarter and closed 10.

Brown Shoe Reports First Quarter 2005 Earnings

Shoes.com sales for the quarter were $6,644,000 compared to $2,832,000 last year. This business continued to post impressive sales gains. The eight Via Spiga stores added sales of $206,000 for the short period they were owned.

 Wholesale Divisions

    Wholesale sales for the quarter were up 5.7 percent to $181,289,000, versus $171,545,000 last year. Brown Shoe’s wholesale businesses includes its branded products such as Naturalizer, LifeStride, Bass, Carlos by Carlos Santana, and Dr. Scholl's; the new Bennett brands; private label footwear; Buster Brown & Co. kids’ footwear, and the Company's Canadian wholesale operations. Nine days of wholesale sales from brands acquired with the Bennett acquisition totaled $5,829,000 and are included in the total for the quarter.

Wholesale operating earnings were up 36.7 percent at $17,504,000 versus $12,805,000 for the prior year quarter. This favorable comparison was due to business improvements as well as to $3,300,000 in expenses incurred in the first quarter of 2004 to transition the Bass line to Brown Shoe’s St. Louis headquarters and distribution centers.

Wholesale sales of the company’s flagship Naturalizer brand were up 6.1 percent versus last year. Brown Shoe’s LifeStride brand of women’s footwear had a wholesale sales gain of 2.7 percent. The company’s Dr. Scholl’s-licensed footwear business to mass merchants posted a strong increase over last year, while the Children’s business was even with the prior year.

At the end of the quarter, unshipped wholesale orders were 15 percent over the same time last year, excluding the impact of the acquired Bennett product lines.

“As a major initiative, we are in the process of completing an extensive review of our flagship Naturalizer brand, including both retail and wholesale operations,” said Fromm. “While Naturalizer continues to hold the No. 2 spot for women’s fashion footwear in department stores, we believe we are only just beginning to tap the brand’s full potential. Therefore, our teams are examining all aspects of the brand - from our marketing, to store base, to our wholesale business model - and we should be in a position to discuss our plans in the near future.”

Brown Shoe Reports First Quarter 2005 Earnings

Outlook for the Second Quarter and Full Year

The Company currently estimates fiscal 2005 diluted earnings per share in the range of $2.30 to $2.45, as compared to its previous guidance of $2.55 to $2.65 per diluted share and last year’s diluted earnings per share of $2.30. The current estimated range (i) no longer reflects $0.20 per share in costs associated with the expensing of stock options, (ii) reflects an estimated expense of $0.55 per diluted share in incremental tax provisions related to the repatriation of foreign earnings, and (iii) reflects the anticipated accretion of $0.15 to $0.20 per share from the acquisition of Bennett Footwear.

Excluding the incremental tax costs, the estimated 2005 diluted adjusted earnings per share are anticipated to be in the range of $2.85 to $3.00. This guidance is predicated on an assumed store-for-store sales increase of 1 percent to 2 percent for Famous Footwear over the full year.

Fiscal 2005 net sales are currently estimated at $2.3 billion, versus fiscal 2004 net sales of $1.9 billion.

For the second quarter, Brown Shoe estimates diluted earnings per share will be in the range of $0.27 to $0.32, versus $0.40 for the second quarter of last year. This estimate includes $0.06 dilution from lower margins on the acquired Bennett inventory, which was adjusted to fair market value as of the acquisition date. In addition, the Company expects lower margins in anticipation of sandal clearance sales at Famous Footwear. Also, incentive compensation costs are expected to be higher in the second quarter than in the year-ago period due to the fact that in the second quarter 2004, the Company reduced such compensation costs when its earnings projections declined.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Brown Shoe Reports First Quarter 2005 Earnings

First Quarter Conference Call
Brown Shoe will hold a conference call to discuss first quarter results today at 5:00 p.m. Eastern Daylight Time (Wednesday, May 25). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at either the www.brownshoe.com website or the www.earnings.com website (type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Outlook for the Second Quarter and Full Year” and expectations regarding the future performance of Bennett. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; and (v) the integration of the Bennett business. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $2.3 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates approximately 375 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories, and 8 Via Spiga stores that sell Via Spiga shoes and apparel. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

Brown Shoe Reports First Quarter 2005 Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
		AS RESTATED
	April 30, 2005	May 1, 2004
ASSETS

Cash and Cash Equivalents	$25,748	$66,422
Receivables, Net	112,703	88,072
Inventories, Net	423,707	366,902
Other Current Assets	26,167	17,049
Total Current Assets	588,325	538,445

Property, Plant and Equipment - Net	117,031	105,255
Goodwill and Intangible Assets	195,292	20,222
Other Assets	91,488	87,751
	$992,136	$751,673

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Maturities of Long-Term Debt	$79,500	$43,000
Trade Accounts Payable	123,864	100,902
Accrued Expenses	103,777	89,556
Income Taxes	12,064	5,189
Total Current Liabilities	319,205	238,647

Long-Term Debt	200,000	100,000
Deferred Rent	32,714	29,246
Other Liabilities	46,817	25,641
Shareholders’ Equity	393,400	358,139
	$992,136	$751,673

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports First Quarter 2005 Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended

		AS RESTATED
	April 30, 2005	May 1 2004

Net Sales	$523,283	$491,832
Cost of Goods Sold	312,677	292,468

Gross Profit	210,606	199,364
- % of Sales	40.2%	40.5%

Selling & Administrative Expenses	187,538	184,514
- % of Sales	35.8%	37.5%

Operating Earnings	23,068	14,850

Interest Expense, Net	2,950	2,353

Earnings Before Income Taxes	20,118	12,497

Income Tax Provision	16,339	3,971

NET EARNINGS	$3,779	$8,526

Basic Net Earnings per Common Share	$.21	$.48

Diluted Net Earnings per Common Share	$.20	$.45

Basic Number of Shares	18,074	17,841

Diluted Number of Shares	18,812	18,919

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports First Quarter 2005 Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands)
	Thirteen Weeks Ended
		AS RESTATED
	April 30, 2005	May 1, 2004

OPERATING ACTIVITIES:
Net earnings	$3,779	$8,526
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	7,826	7,130
Share based compensation expense	352	1,405
Loss on disposal or impairment of facilities and equipment	774	724
Provision (recoveries) for losses on accounts receivable	165	(167)
Changes in operating assets and liabilities:
Receivables	6,486	(5,975)
Inventories	26,524	9,308
Prepaid expenses and other current assets	(3,305)	(3,387)
Trade payables and accrued expenses	(23,763)	(22,193)
Income taxes	4,760	2,229
Deferred rent	(1,341)	1,621
Deferred income taxes	7,316	(116)
Other, net	320	(1,019)

Net cash provided (used) by operating activities	29,893	(1,914)

INVESTING ACTIVITIES:
Payments on acquisition, net of cash received	(206,970)	-
Capital expenditures	(8,547)	(9,774)
Other	105	115
Net cash used by investing activities	(215,412)	(9,659)

FINANCING ACTIVITIES:
Increase (decrease) in current maturities of long term debt	(12,500)	23,500
Proceeds from issuance of senior notes	150,000	-
Proceeds from stock options exercised	562	649
Dividends paid	(1,830)	(1,811)
Tax benefit related to share based plans	254	-
Debt issuance costs	(4,667)	-

Net cash provided (used) by financing activities	131,819	22,338

Increase (decrease) in cash and cash equivalents	(53,700)	10,765

Cash and cash equivalents at beginning of period	79,448	55,657

Cash and cash equivalents at end of period	$25,748	$66,422

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports First Quarter 2005 Earnings

Notes to Condensed Consolidated Financial Statements

Note 1: Reclassifications
Certain prior period amounts have been reclassified in the Condensed Consolidated Balance Sheets, Statements of Earnings and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.

Note 2: Restatement of Consolidated Financial Statements
In conjunction with the issuance of our consolidated financial statements for the year ended January 29, 2005 (fiscal 2004), the Company restated its results for the first three quarters of fiscal 2004 and prior years to correct its method of accounting for certain lease issues. Accordingly, the financial statements for the first quarter of 2004 have been restated. For more information on the restatement, please refer to Note 2 of the Company’s Annual Report on Form 10-K for the year ended January 29, 2005.

The adjustment to net earnings is a noncash item. As a result of the restatement, the Company’s earnings before income taxes were reduced by $66 thousand and the Company’s net earnings were reduced by $41 thousand for the thirteen weeks ended May 1, 2004. The restatement had no effect on basic or diluted net earnings per common share for the period.

Note 3: Acquisition of Bennett Footwear Group and Related Financing
On April 22, 2005, the Company completed the acquisition of Bennett Footwear Holdings, LLC and its subsidiaries (“Bennett”) for $205 million in cash, including indebtedness of Bennett repaid by the Company at closing of $35.7 million. The purchase price is subject to a post-closing adjustment based on net equity. This post-closing adjustment, if any, has not yet been determined. In addition, the sellers may receive up to $42.5 million in contingent payments to be earned upon the achievement of certain performance targets over the next three years. The operating results of Bennett have been included in the Company’s financial statements since April 22, 2005.

The total consideration paid by the Company in connection with the acquisition of Bennett was $207.4 million, including associated fees and expenses. The cost to acquire Bennett has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations are finalized. The preliminary allocation has resulted in acquired goodwill and intangible assets related to trademarks, licenses and customer relationships totaling $174.0 million.

Prior to and in connection with the acquisition, the Company entered into a commitment with a lender to provide $100.0 million of short-term financing (the “Bridge Commitment”) on a senior unsecured basis. The Bridge Commitment was not utilized as a result of the timely issuance of the senior notes described below. The Company expensed all fees and costs associated with the Bridge Commitment, totaling $1.0 million, during the quarter ended April 2005 as a component of interest expense.

To fund a portion of the acquisition, the Company issued $150 million aggregate principal amount of 8.75% senior notes due 2012 (“Senior Notes”). The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that is an obligor under its senior secured credit facility. Interest is payable on May 1 and November 1 of each year, beginning on November 1, 2005. The Senior Notes will mature on May 1, 2012, but are callable any time on or after May 1, 2009, at specified redemption prices plus accrued and unpaid interest. The Senior Notes also contain certain restrictive covenants.

To fund an additional portion of the acquisition, the Company repatriated $60.5 million of earnings from its foreign subsidiaries pursuant to the American Jobs Creation Act of 2004. The Company recognized $9.6 million of tax expense associated with the repatriation in the quarter ended April 30, 2005.

Brown Shoe Reports First Quarter 2005 Earnings

Notes to Condensed Consolidated Financial Statements

Note 4: Income Taxes
In connection with the acquisition of Bennett, the Company repatriated $60.5 million of earnings from its foreign subsidiaries pursuant to the provisions of the American Jobs Creation Act of 2004. The Company recognized $9.6 million of incremental tax expense associated with the repatriation.

Our consolidated effective tax rate was 81.2% in the first quarter of 2005 as compared to 31.8% in the first quarter of the prior year. This higher tax rate reflects the incremental tax expense related to the repatriation. Excluding the $9.6 million incremental charge, our effective tax rate for the first quarter was 33.7% compared to 31.8% in the first quarter of last year.